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                                                                    EXHIBIT 10.4






January 1, 1997




[NAME]
[ADDRESS1]
[ADDRESS2]

RE:  AMENDMENT TO EMPLOYMENT AGREEMENT DATED JANUARY 1, 1997

Dear Mr. [LASTNAME]:

This letter will set forth the terms of an amendment to your Employment Agreement with U. S. Long Distance Corp. (the "Employer") dated January 1, 1997 (the "Agreement"). Effective January 1, 1997, the Agreement will be amended by adding the following SECTION 20:

20.  A.   TERMINATION FOLLOWING CHANGE OF CONTROL.  Notwithstanding anything to the contrary contained herein, should Employee at any time within 12 months of the occurrence of a "change of control" (as defined below) cease to be an employee of the Company (or its successor), by reason of (i) termination by the Company (or its successor) other than for "cause" (following a change of control, "cause" shall be limited to the conviction of or a plea of NOLO CONTENDERE to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), or a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or (ii) voluntary termination by Employee for "good reason upon change of control" (as defined below), then in any such event, (a) the Company shall pay Employee, within 15 days of the effective date of such termination, a lump-sum payment equal to (without discounting to present value) one times his then effective annual base salary, and (b) certain outstanding stock options held by Employee shall become fully vested and exercisable pursuant to the Agreement Regarding Vesting of Stock Options attached hereto as EXHIBIT "A."


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          As used in this Section, voluntary termination by Employee for "good reason upon change of control" shall mean (i) removal of Employee from the office Employee holds on the date of this Agreement, (ii) a material reduction in Employee's authority or responsibility, (iii) relocation of the Company's headquarters from its then current location, (iv) a reduction in Employee's compensation, or (v) the Company otherwise commits a breach of this Agreement.

          As used in this Agreement, a "change of control" shall be deemed to have occurred if (i)(a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors of U. S. Long Distance Corp. ("USLD"), the Company's parent corporation, shall cease to consist of "continuing directors" (meaning directors of USLD who either were directors at or prior to such transaction or who subsequently became directors and whose election, or nomination for election by USLD's stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of USLD approve a merger or consolidation that would result in the voting securities of USLD outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of USLD or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of USLD approve a plan of complete liquidation of USLD or an agreement of sale or disposition by USLD of all or substantially all of USLD's assets.

          The Company shall pay any attorney's fees incurred by Employee in reasonably seeking to enforce the terms of this Section.

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     B.   EXCLUSIVITY OF TERMINATION PROVISIONS.  The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.

All other terms and conditions of the Agreement are hereby ratified and confirmed in their entirety.

If the foregoing sets forth your agreement and understanding of this Amendment, please execute in the space provided below.

Very truly yours,

/s/ LARRY M. JAMES

Larry M. James
President and
Chief Executive Officer


AGREED TO AND ACCEPTED on
this _____ day of January, 1997:



/s/ EMPLOYEE
---------------------------------------
[NAME]

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                                   EXHIBIT "A"
                  AGREEMENT REGARDING VESTING OF STOCK OPTIONS


     This Agreement is entered into on January 1, 1997, between [NAME] ("Employee") and U. S. Long Distance Corp., a Delaware corporation (the "Employer").

     WHEREAS, Employee has been granted and may hereafter be granted options under the U. S. Long Distance Corp. ("USLD") 1990 Employee Stock Option Plan (as amended from time to time, the "Option Plan") to acquire shares of common stock, $.01 par value, of USLD;

     WHEREAS, the Employer and Employee have executed an amendment to the existing Employment Agreement dated effective January 1, 1997 (the "Employment Agreement");

     WHEREAS, as contemplated in the Employment Agreement, the parties desire that options granted to Employee under the Option Plan become fully exercisable by Employee upon termination of the Employment Agreement under certain circumstances;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding any provisions to the contrary contained in resolutions granting or agreements governing options heretofore or hereafter granted to Employee under the Option Plan ("Options"), in the event of termination of the Employment Agreement at the election of the Employer under
Section 20 thereof following a "change of control" (as defined therein), then, in any such event, immediately prior to the effective date of such termination, all Options which have not lapsed shall become fully vested and exercisable (if not already vested and exercisable) by Employee for a period of three months thereafter (as contemplated in Section 14 of the Option Plan).

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date indicated above.

          EMPLOYER:           U. S. LONG DISTANCE CORP.


                              By:       /s/ LARRY M. JAMES
                                   ------------------------------
                                   Larry M. James
                                   President and
                                   Chief Executive Officer


          EMPLOYEE:                /s/ EMPLOYEE
                              -----------------------------------
                              [NAME]